                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-12


                               U.S. CONCRETE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as specified in its charter)


--------------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------------

       (2)  Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ------------------------------------------------------------------------

       (4)  Proposed maximum aggregate value of transaction:

       ------------------------------------------------------------------------

       (5)  Total fee paid:

       ------------------------------------------------------------------------


[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount previously paid:

       ------------------------------------------------------------------------

       (2)  Form, Schedule or Registration Statement No.:

       ------------------------------------------------------------------------

       (3)  Filing Party:

       ------------------------------------------------------------------------

       (4)  Date Filed:

       ------------------------------------------------------------------------

                              [LOGO - US CONCRETE]





                                                                   April 4, 2003

Dear Stockholder:

On behalf of the Board of Directors, we invite you to attend the 2003 Annual Meeting of Stockholders of U.S. Concrete, Inc. We will hold the meeting at 9:00 a.m., Central Time, on Tuesday, April 29, 2003, at the Hilton Houston Westchase & Towers, 9999 Westheimer Road, Houston, Texas.

On the following pages you will find the Notice of Annual Meeting of Stockholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Stockholders describing U.S. Concrete's operations during the year ended December 31, 2002 is enclosed.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your interest in U.S. Concrete.

Sincerely,



/s/ Vincent D. Foster                     /s/ Eugene P. Martineau
-------------------------------------     -------------------------------------
Vincent D. Foster                         Eugene P. Martineau
Chairman of the Board                     President and Chief Executive Officer

                              U.S. CONCRETE, INC.

                2925 Briarpark, Suite 500, Houston, Texas 77042

                             ---------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            Tuesday, April 29, 2003

                             ---------------------



To the Stockholders of U.S. Concrete, Inc.:

     The Annual Meeting of Stockholders of U.S. Concrete, Inc. will be held on Tuesday, April 29, 2003, at 9:00 a.m. local time at the Hilton Houston Westchase and Towers, 9999 Westheimer Road, Houston, Texas. At the meeting, we will ask you to consider and take action on the following:

     (1) election of two Class I directors as members of the Board of Directors of U.S. Concrete to serve until the 2006 Annual Meeting of Stockholders or until their successors have been duly elected and qualified (Proposal No. 1);

     (2) ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of U.S. Concrete for the year ending December 31, 2003 (Proposal No. 2); and

     (3) transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

     We are sending this notice and the attached proxy statement to our stockholders on or about April 4, 2003. Our Board of Directors has set the close of business on March 18, 2003 as the record date for determining stockholders entitled to receive notice and vote at the annual meeting. A list of all stockholders entitled to vote is available for inspection during normal business hours at our principal offices at 2925 Briarpark, Suite 500, Houston, Texas 77042. This list also will be available at the meeting.

     Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement. Further, to be sure your vote counts and to ensure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting.

                                             By Order of the Board of Directors



                                             /s/ Donald C. Wayne
                                             ----------------------------------
                                             Donald C. Wayne
                                             Vice President, General Counsel
                                              and Corporate Secretary

Houston, Texas
April 4, 2003

                               U.S. CONCRETE, INC.

                                 PROXY STATEMENT
                     FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

                                 ---------------

                           QUESTIONS AND ANSWERS ABOUT
                             THE MEETING AND VOTING

Q:   What am I being asked to vote on?
A:   We are asking you to vote on the following:

     o the election of two members to our Board of Directors to serve until 2006;
     o the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2003; and
     o any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Q:   Who may vote?
A: All stockholders of record as of the close of business on March 18, 2003, are entitled to vote. Holders of our common stock are entitled to one vote per share. As of March 18, 2003, 27,945,012 shares of our common stock were outstanding and entitled to vote.

Q:   Who may attend the meeting?
A: All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:   How do I vote?
A:   You may vote in two ways:
     o    you may come to the annual meeting and cast your vote in person; or
     o you may vote by signing and returning the enclosed proxy card. If you do, the persons named on the card will vote your shares in the manner you indicate.

Q:   Who is soliciting my proxy?
A:   U.S. Concrete is soliciting your proxy on behalf of its Board of Directors.

Q: What happens if I do not indicate how I wish to vote on one or more of the proposals?
A: If you return your signed proxy card, but do not indicate how you wish to vote, the persons named as proxies will vote your shares FOR election of all the nominees for director (Proposal No. 1) and FOR ratification of the appointment of PricewaterhouseCoopers LLP (Proposal No. 2). We are unaware of any other matters that may come before the annual meeting. If they do, the proxy holders will vote the proxies according to their best judgment.

Q:   What if I vote by proxy and then change my mind?
A:   You can revoke your proxy at any time before the annual meeting by:
     o writing to U.S. Concrete's Secretary at the mailing address in the answer to the last question on the next page;
     o delivering a properly executed proxy dated after the date of the proxy you want to revoke; or
     o    attending the annual meeting and casting your vote in person.

Q: When did U.S. Concrete first distribute this proxy statement and the accompanying form of proxy to stockholders?
A: We first distributed this proxy statement and the accompanying form of proxy to our stockholders on or about April 4, 2003.

Q:   What constitutes a quorum?
A: The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. We need a quorum of stockholders to hold a valid annual meeting. If you have properly signed and returned your proxy card, you will be considered part of the quorum. We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card, but not on others because the broker does not have the authority to do so. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q: What vote is required for the passage of each of the proposals up for consideration at the annual meeting?
A: Directors are elected by a plurality of the shares of common stock present in person or by proxy and voting at the meeting in the election of directors. Ratification of PricewaterhouseCoopers LLP as our independent auditors for 2003 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the vote for directors or the ratification of the appointment of our independent auditors.

Q:   Who will count the votes?
A: Representatives of American Stock Transfer & Trust Company will tabulate the votes.

Q:   What shares are included on the proxy card?
A: The shares listed on your card represent all the shares of common stock held in your name, as distinguished from shares held by a broker in "street" name. You will receive a separate card from your broker if you hold shares in "street" name.

Q:   What does it mean if I get more than one proxy card?
A: It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:   What is U.S. Concrete's mailing address?
A: Our mailing address is U.S. Concrete, Inc., 2925 Briarpark, Suite 500, Houston, Texas 77042.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows the beneficial ownership of our common stock as of March 25, 2003 by (1) each person we know who beneficially owns more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) our chief executive officer and each of our other executive officers the summary compensation table in this proxy statement names and (4) all our directors and executive officers as a group. Unless otherwise indicated in the footnotes below, the address of all these persons is c/o U.S. Concrete, Inc., 2925 Briarpark, Suite 500, Houston, Texas 77042.

                                                    Shares of Common Stock
                                                      Beneficially Owned
                                                     ------------------------
               Name                                     Number      Percent
               ----                                  -----------   ----------
     Robert S. Walker(1)                               2,249,338        8.02%
     Strong Capital Management, Inc.(2)                1,996,052        7.12%
     Wellington Management Company, LLP(3)             1,805,200        6.44%
     William T. Albanese(4)                            1,396,474        4.97%
     Thomas J. Albanese (5)                            1,396,204        4.97%
     Eugene P. Martineau(6)                              727,733        2.57%
     Vincent D. Foster(7)                                585,493        2.08%
     Michael W. Harlan(8)                                455,073        1.61%
     Michael D. Mitschele(9)                             441,029        1.57%
     Murray S. Simpson(10)                                90,353            *
     John R. Colson(11)                                   52,308            *
     T. William Porter(12)                                24,206            *
     Mary P. Ricciardello                                      0            0
     Directors and executive officers as a group       7,532,756       26.01%
     (13 persons)(13)
----------------
*     Less than 1%.

(1) Includes 10,000 shares of common stock which Mr. Walker has the right to acquire within 60 days on the exercise of stock options and 2,239,338 shares deemed beneficially owned by Mr. Walker as co-trustee of the Walker Family Trust and as general partner of Karob, L.P.
(2) Based solely on an amendment to a Schedule 13G filed with the SEC on March 14, 2003 reporting ownership as of December 31, 2002. This stockholder's address is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051. The
     Schedule 13G/A reports shared voting power for 1,987,942 shares of common stock and shared dispositive power for 1,996,052 shares of common stock.
(3) Based solely on an amendment to a Schedule 13G filed with the SEC on February 12, 2003 reporting ownership as of December 31, 2002. This stockholder's address is 75 State Street, Boston, Massachusetts 02109. The
     Schedule 13G/A reports shared voting power for 1,058,000 shares of common stock and shared dispositive power for 1,805,200 shares of common stock.
(4) Includes 37,500 shares of common stock which Mr. Albanese has the right to acquire within 60 days on the exercise of stock options and 1,358,974 shares deemed beneficially owned by Mr. Albanese as co-trustee of the William T. Albanese 1981 Trust and as the manager of WTA Investments, LCC.
(5) Includes 37,500 shares of common stock which Mr. Albanese has the right to acquire within 60 days on the exercise of stock options and 1,358,704 shares deemed beneficially owned by Mr. Albanese as co-trustee of the Thomas J. Albanese Trust.
(6) Includes 311,250 shares of common stock which Mr. Martineau has the right to acquire within 60 days on the exercise of stock options and 55,432 restricted shares.
(7) Includes 100,000 shares of common stock which Mr. Foster has the right to acquire within 60 days on the exercise of stock options and 300 shares deemed beneficially owned by Mr. Foster as custodian under the Texas Uniform Gifts to Minors Act.

(8) Includes 233,750 shares of common stock which Mr. Harlan has the right to acquire within 60 days on the exercise of stock options, 50,000 shares Mr. Harlan owns as trustee of the Michael and Bonnie Harlan 1996 Trust and 42,129 restricted shares.
(9) Includes 12,500 shares of common stock which Mr. Mitschele has the right to acquire within 60 days on the exercise of stock options.
(10) Includes 30,591 shares owned by the Cora S. Simpson 1990 Trust of which Mr. Simpson's wife serves as trustee, 34,762 shares deemed beneficially owned by Mr. Simpson as trustee of the Murray S. Simpson 1990 Trust and 25,000 shares of common stock which Mr. Simpson has the right to acquire within 60 days on the exercise of stock options. Mr. Simpson disclaims beneficial ownership of the 30,591 shares the Cora S. Simpson 1990 Trust owns.
(11) Includes 25,000 shares of common stock which Mr. Colson has the right to acquire within 60 days on the exercise of stock options.
(12) Includes 12,206 shares of common stock which Mr. Porter has the right to acquire within 60 days on the exercise of stock options.
(13) Includes 912,956 shares of common stock which the directors and executive officers as a group have the right to acquire within 60 days on the exercise of stock options.

     Except as otherwise indicated, all persons listed in the table above have sole voting and investment power with respect to their shares. The number of shares and percentage of ownership for each person listed and for the directors and executive officers as a group assume that shares of common stock those persons may acquire within 60 days are outstanding, unless otherwise indicated.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     Our Board currently consists of ten members. Our certificate of incorporation divides our Board into three classes (Class I, Class II and Class
III), having staggered terms of three years each. The present term of office of the directors in Class I will expire at this annual meeting.

     The Board has nominated Eugene P. Martineau and T. William Porter, two of the three Class I directors who currently serve on the Board, as nominees for re-election at the annual meeting. The third Class I director who currently serves on the Board, Michael W. Harlan, who also serves as our Senior Vice President and Chief Financial Officer, has elected to resign from the Board immediately prior to the annual meeting. In addition, Michael D. Mitschele, a current Class II director who also serves as the President of our Atlantic Region, and William T. Albanese, a current Class III director who also serves as the President of our Bay Area Region, have each elected to resign from the Board immediately prior to the annual meeting, so that after that time the Board will consist of a majority of independent directors. At the time of the annual meeting the number of positions on the Board will be reduced from ten to seven and the number of Class I directors will be reduced to two, the number of Class II directors will be reduced to three and the number of Class III directors will be reduced to two. Each of Messrs. Harlan, Mitschele and Albanese will continue to serve in their same capacities as executive officers after the annual meeting. For information about these individuals and a description of their business backgrounds, see "Executive Officers and Key Employees" below. The respective terms of our current directors, other than Messrs. Harlan, Mitschele and Albanese, and nominees for director expire on the dates set forth below. Information regarding their ages and backgrounds also is set forth below.

     If a quorum is present, the election of any director requires the favorable vote of the holders of a plurality of the shares of common stock present and voting, in person or by proxy, at the annual meeting. Any abstentions or broker non-votes will not affect the vote. If you properly sign and return the enclosed proxy, and unless you withhold authority to vote for one or more of the nominees, the persons named as proxies will vote FOR the election of the nominees listed below. We do not expect that any of the nominees will refuse or be unable to act as a director of U.S. Concrete for the term specified. If, however, any nominee becomes unable or unwilling to serve as a director prior to the vote, the persons named as proxies intend to vote the proxy shares for the election of any other person the Board of Directors may designate.

Nominees as Class I Directors
for election for terms expiring
at the 2006 Annual Meeting                  Age    Position(s) Held
--------------------------                  ---    ----------------

Eugene P. Martineau                         63     Director, Chief Executive
                                                    Officer and President

T. William Porter                           61     Director


Class II Directors whose terms expire
at the 2004 Annual Meeting                  Age    Position(s) Held
--------------------------                  ---    ----------------

John R. Colson                              55     Director

Vincent D. Foster                           46     Director and Chairman of the
                                                    Board

Mary P. Ricciardello                        47     Director


Class III Directors whose terms expire
at the 2005 Annual Meeting                  Age    Position(s) Held
--------------------------                  ---    ----------------

Murray S. Simpson                           65     Director

Robert S. Walker                            59     Director


     Eugene P. Martineau has served as our Chief Executive Officer and President since September 1998 and as one of our directors since March 1999. Mr. Martineau has over 30 years of experience in the concrete industry. From 1992 until joining us, he served as Executive Vice President for the Concrete Products Group of Southdown, Inc., a publicly traded, integrated cement and ready-mixed concrete company that Cemex S.A. de C.V. acquired in November 2000. From April 1990 through March 1992, Mr. Martineau served as Vice President and General Manager of Southdown's Florida Mining and Materials. Prior to March 1992, Mr. Martineau held various executive management positions with Allied Ready Mix, Inc., Ready Mix Concrete Company, the Lehigh Portland Cement Company and Allied Products Company. Mr. Martineau has served as a director of the National Ready-Mixed Concrete Association, the industry's largest trade organization (the "NRMCA"), since January 2000 and also as a director and member of the Executive Committee of the NRMCA from 1996 until May 1999. He served as chairman of the NRMCA's Promotion Committee from 1997 through March 1999. From 1994 through 1997, Mr. Martineau served as the National Director of RMC 2000, a program that has been adopted by the NRMCA to promote ready-mixed concrete as a building and paving material and improve the overall image of the ready-mixed concrete industry.

     T. William Porter has served as one of our directors since September 2001. Mr. Porter is the Chairman of Porter & Hedges, L.L.P., a Houston, Texas law firm, of which Mr. Porter has been a partner since its founding in 1981. Mr. Porter is also a director of Gundle/SLT Environmental, Inc., a geosynthetic lining products company.

     John R. Colson has served as one of our directors since May 1999. He has served as Chief Executive Officer of Quanta Services, Inc., an electrical and telecommunications contracting company, since December 1997. From 1991 to February 1998, he served as President of PAR Electrical Contractors, Inc., a company that Quanta Services, Inc. acquired in February 1998. Mr. Colson is also a director of Quanta Services, Inc.

     Vincent D. Foster has served as one of our directors since August 1998 and became nonexecutive Chairman of the Board of Directors in May 1999. Mr. Foster is a Senior Managing Director of Main Street Mezzanine Fund, LLC, a licensed small business investment corporation, and served as Senior Managing Director of Main Street Equity Ventures II, L.P. (and its predecessor firm), a venture capital firm, from 1997 through 2002. Mr. Foster is a director of Quanta Services, Inc., and served as nonexecutive Chairman of the Board of Directors of Quanta Services, Inc. from February 1998 through May 2002. From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States. Mr. Foster is also a director of Carriage Services, Inc., a death-care company.

     Mary P. Ricciardello has served as one of our directors since February 2003. Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Incorporated, a diversified energy company now known as CenterPoint Energy, Inc., from 1999 through 2002, where she also served as Vice President and Comptroller from 1996 through 1999, as Corporate Comptroller from 1993 through 1996 and in various other positions from 1982 through 1993. Ms. Ricciardello also served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. from 2001 through 2002, a company to which Reliant Energy transferred its unregulated energy business in 2001.

     Murray S. Simpson has served as one of our directors since May 1999. From 1975 until 1991, Mr. Simpson served as President and Chief Executive Officer of Super Concrete Corporation. Following that company's merger with British construction materials producer Evered, plc, which is now known as Aggregate Industries, plc, Mr. Simpson served in various roles, including Executive Vice President, Corporate Development, for its United States operations and Director and Counsel for its mid-Atlantic area subsidiary, Bardon, Inc. Mr. Simpson has served on the board of directors of the NRMCA for 20 years and as chairman of the board from 1997 to 1998. He has also served as a director of the National Aggregates Association.

     Robert S. Walker has served as one of our directors since May 1999 and served as Executive Vice President - Operations of our Bay Area Region from May 1999 to December 2000. From 1965 until May 1999, Mr. Walker served as President of Walker's Concrete, Inc., a company we acquired in May 1999. He is currently a real estate developer.

     Your Board recommends a vote "for" the election of each of the two persons nominated for election as Class I directors.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS
                                 AND COMMITTEES

Director Meetings

         Our Board met four times and took action by unanimous written consent on four occasions during 2002. Our Board has standing audit, compensation and nominating committees. During 2002, each member of the Board then in office attended at least 75% of the aggregate number of meetings of the Board and any committee of the Board on which he served.

     Audit Committee

     The audit committee, which met five times during 2002, consists of Messrs. Colson, Simpson and Foster. The audit committee is governed by a charter that it has adopted. We attached a copy of that charter to the proxy statement for our 2001 Annual Meeting of Stockholders. You can obtain a copy of that charter by making a request for a copy to our Corporate Secretary. U.S. Concrete's securities are listed on the Nasdaq National Market and are governed by the listing standards of the National Association of Securities Dealers (the "NASD"). Each member of the audit committee is independent as defined by the NASD's listing standards, except for Mr. Foster. Mr. Foster does not qualify as an independent director because we paid a bonus to Mr. Foster in 2002 in excess of the NASD's standard for determination of director independence, in connection with certain capital raising and acquisition services he provided to us during 2001. For additional information about this payment, see "Certain Transactions" below. Mr. Foster, who is neither an employee of U.S. Concrete nor an immediate family member of any U.S. Concrete employee, has an extensive financial and accounting background. For information about Mr. Foster and a description of his business background, see "Election of Directors" above. Our Board determined that appointing Mr. Foster to the audit committee was in the best interest of U.S. Concrete because the Board believes his broad financial and accounting experience enables him to make significant contributions to the audit committee.

     The audit committee's role is one of financial oversight. Our management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditor's work. The following functions are the key responsibilities of the audit committee in carrying out its oversight:

     o recommending the appointment of our independent auditors to the Board of Directors;

     o reviewing the scope of the independent auditors' examination and, at the conclusion of that examination, reviewing the results of the audit, including any comments or recommendations of the independent auditors;

     o reviewing our financial policies and accounting systems and controls and our audited and interim unaudited financial statements;

     o preparing a report for inclusion in our proxy statement regarding its review of our audited financial statements, including a statement on whether it recommended that the Board include those financial statements in our annual report on Form 10-K for that year;

     o approving and ratifying the duties and compensation of our independent auditors, both for audit and non-audit services; and

     o reviewing and assessing, on an annual basis, the adequacy of the audit committee's charter and recommending revisions to the Board.

The audit committee meets separately with the independent auditors to provide an open avenue of communication. The audit committee and the Board of Directors are ultimately responsible for the selection, evaluation and replacement of the independent auditors.

     Compensation Committee

     The compensation committee, which met three times and took action by unanimous written consent on three occasions during 2002, consists of Messrs. Foster, Porter and Colson. The compensation committee:

     o    administers our incentive compensation plans; and
     o determines salaries for executive officers and incentive compensation for senior employees and other key management personnel.

For additional information, see "Report of the Compensation Committee Regarding Executive Compensation."

     Nominating Committee

     The nominating committee, which met once during 2002, consists of Messrs. Simpson, Walker, Mitschele and Porter. The nominating committee:

     o    interviews and evaluates new candidates for director of U.S. Concrete;
     o recommends to the full Board all nominees for election to the Board by our stockholders;
     o recommends directors to be elected by the Board to fill vacancies on the Board;
     o reviews, and makes recommendations to the Board with respect to, compensation of the non-employee directors; and
     o reviews, and makes recommendations to the Board regarding, corporate governance matters.

The nominating committee will consider nominees stockholders recommend. Stockholders may submit nominations to the nominating committee in care of Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark, Suite 500, Houston, Texas 77042.

     As to each person a stockholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must (1) include the name, age, business address and principal occupation or employment of that person, the number of shares of common stock that person owns beneficially or of record and any other information relating to that person that Section 14 of the Securities Exchange Act of 1934 and the related SEC rules and regulations require and (2) be accompanied by the written consent of the person that stockholder proposes to nominate for election as a director to be named in the proxy statement as a nominee and to serve as a director if elected. The nomination notice must also include, as to that stockholder and that beneficial owner, if any, of common stock on whose behalf that stockholder is making the nomination or nominations:

     o the name and address of that stockholder, as they appear on U.S. Concrete's books and the name and address of that beneficial owner;
     o the number of shares of common stock which that stockholder and that beneficial owner each owns beneficially or of record;
     o a description of all arrangements and understandings between that stockholder or that beneficial owner and each proposed nominee of that stockholder and any other person or persons (including their names) pursuant to which that stockholder will make the nomination(s);
     o a representation by that stockholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice; and
     o any other information relating to that stockholder and that beneficial owner that Section 14 of the Securities Exchange Act of 1934 and the related SEC rules and regulations require.

To be timely for consideration at our 2004 annual meeting, our corporate secretary must receive a stockholder's nomination notice at our principal executive offices, at the address set forth above, no earlier than November 1, 2003 and no later than the close of business on January 30, 2004.

Director Compensation

     We pay to each of our nonemployee directors the following fees:

     o    an annual retainer of $10,000;
     o $5,000 for each Board meeting attended in person and $2,500 for each Board meeting attended telephonically;
     o $5,000 for each audit committee meeting attended by the chairperson of the audit committee, whether attended in person or telephonically and whether or not the meeting is held on the same day as a Board meeting;
     o $4,000 for each audit committee meeting attended by each other member of the audit committee, whether attended in person or telephonically and whether or not the meeting is held on the same day as a Board meeting; and
     o $1,000 for each other Board committee meeting attended in person and $500 for each such other Board committee meeting attended telephonically, unless the committee meeting is held on the same day as a Board meeting, in which case the committee member receives no fee for attending that committee meeting.

We also annually grant each nonemployee director an option to purchase 10,000 shares of common stock under our 1999 Incentive Plan. We do not pay any additional compensation to our employees for serving as directors, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and Board committee meetings or otherwise in their capacity as directors. For a discussion of additional compensation we have paid to Mr. Foster, the Chairman of our Board, see "Certain Transactions -Transactions Involving Certain Officers, Directors and Stockholders."

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table provides information about our current executive officers and key employees:

Name                                   Age      Position(s) held
----                                   ---      ----------------
Eugene P. Martineau                    63       Director, Chief Executive
                                                 Officer and President
Michael W. Harlan                      42       Director, Senior Vice President
                                                 and Chief Financial Officer
William T. Albanese                    59       Director and President of Bay
                                                 Area Region
Michael D. Mitschele                   46       Director and President of
                                                 Atlantic Region
Thomas J. Albanese                     57       Executive Vice President of
                                                 Sales of Bay Area Region
Cesar Monroy                           42       Vice President - Finance *

Terry Green                            55       Vice President - Operational
                                                 Integration *
Raymond C. Turpin                      65       Vice President - Technical
                                                 Affairs *
Donald C. Wayne                        36       Vice President, General Counsel
                                                 and Secretary
Richard A. Williams                    61       Vice President - Marketing and
                                                 Sales
-------------
 *  Key employee.

     For a description of the business background of Mr. Martineau, see "Election of Directors" above.

     Michael W. Harlan has served as our Senior Vice President and Chief Financial Officer since September 1998. Mr. Harlan also served as our Secretary from September 1998 to August 1999. Mr. Harlan served as Senior Vice President and Chief Financial Officer of Apple Orthodontix, Inc., an orthodontic practice management company, from March 1997 to August 1998. From December 1996 to February 1997, Mr. Harlan served as a consultant to Apple Orthodontix on financial and accounting matters. In January 2000, approximately 17 months after Mr. Harlan departed from Apple Orthodontix, Apple Orthodontix filed a voluntary case under chapter 11 of the federal bankruptcy code. From April 1991 through December 1996, Mr. Harlan held various positions in the finance and acquisitions departments, including Treasurer from September 1993 to December 1996, of Sanifill, Inc., a publicly traded international environmental services company that USA Waste Services, Inc. acquired in 1996. From May 1982 through April 1991, he held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he had been a manager since July 1986. Mr. Harlan is also a director of Waste Connections, Inc., a solid waste services company.

     William T. Albanese has served as President of our Bay Area Region since June 1999. From 1987 through May 1999, Mr. Albanese served as President of Central Concrete Supply Co., Inc., one of the companies we acquired in May

1999 as the platform business of our Bay Area Region into which we subsequently consolidated other Bay Area operations. Previously, he served in various other capacities for Central since 1966.

     Michael D. Mitschele has served as President of our Atlantic Region since December 2001. Previously, he served as President of Baer Concrete, Incorporated, now known as Eastern Concrete Materials, Inc., one of our subsidiaries within our Atlantic Region, from 1986 to November 2001, where he also served in various other capacities since 1972. Mr. Mitschele is a founding board member of the New Jersey Concrete and Aggregate Association. He has served as a member of the NRMCA for over 10 years and has held several leadership positions with it, including service as a member of its board of directors for two terms, and Chairman of its membership committee and visionary leadership taskforce and service on its financial management committee. Mr. Mitschele was re-elected to the board of directors of the NRMCA in January 2003 for an additional three-year term.

     Thomas J. Albanese has served as Executive Vice President of Sales of our Bay Area Region since June 1999. From 1987 through May 1999, Mr. Albanese served as Vice President of Central Concrete Supply Co., Inc., one of the companies we acquired in May 1999 as the platform business of our Bay Area Region into which we subsequently consolidated other Bay Area operations. Previously, he served in various other capacities for Central since 1969.

     Cesar Monroy has served as our Vice President - Finance since March 2003, and served as our Vice President - Accounting from June 2002 through March 2003. From 1995 through May 2002, Mr. Monroy was self-employed as a business consultant to various companies, including as a consultant to U.S. Concrete from March 2000 through May 2002. From 1993 through 1995, he served as the Chief Financial Officer of Fairchild Aircraft, a commercial aircraft manufacturer.

     Terry Green has served as our Vice President - Operational Integration since May 1999. Mr. Green has managed the operations of ready-mixed concrete producers and other transportation-related businesses for over 20 years. From August 1998 until May 1999, he served as Vice President of Maintenance for Armellini Express Lines, Inc. From January 1989 until June 1998, Mr. Green served as Director of Maintenance, Equipment and Purchasing for the concrete products division of Southdown, Inc. From 1980 until 1989, Mr. Green held various positions with Kraft, Inc., serving as Private Fleet Operations Manager from 1988 until 1989.

     Raymond C. Turpin has served as our Vice President - Technical Affairs since January 2001. From January 2000 through January 2001 he served as our Vice President - Technical Marketing and Development. Mr. Turpin has over 35 years of experience in the construction materials industry. From 1988 until joining us, he was Director of Technical Service and New Product Development of Blue Circle Cement, North America, a producer and supplier of cement to the construction industry that Lafarge S.A. acquired in July 2001. From 1984 until 1988, Mr. Turpin served as Technical Director of Williams Brothers Concrete, which Blue Circle Cement acquired in 1986, supervising the manufacture of chemical admixtures for concrete. From 1972 until 1984, Mr. Turpin was self-employed as a consultant to the concrete industry and, during that time, developed two patents relating to the use of fly ash in concrete.

     Donald C. Wayne has served as our Vice President and General Counsel since May 1999 and as our Secretary since August 1999. From October 1994 until joining us, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

     Richard A. Williams has served as our Vice President - Marketing and Sales since June 2002, and served as our Director of Marketing and Sales from September 2001 through May 2002. From May 2000 through August 2001, he served as a consultant to us. From 1998 through May 2000, Mr. Williams served as President of Matrix Master Inc., a manufacturer of cement slurry processes for the ready-mixed concrete industry. From 1990 through 1998, he served as President of ECOT Incorporated, a chemical manufacturing company that S.C. Johnson, Inc. purchased in 1998. Prior to that time, Mr. Williams served for 25 years in various capacities for ready-mixed concrete and related businesses.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

     The following table sets forth the compensation we paid during 2000, 2001 and 2002 to our chief executive officer and our four other most highly compensated executive officers in 2002 (the "named executive officers").

                                        Annual Compensation(1)     Long-Term Compensation
                                     ---------------------------  -------------------------
        Name and                                                                                   All Other
   Principal Position        Year      Salary         Bonus(2)    Shares Underlying Options  Compensation (3)
------------------------     ----    ----------     ------------  -------------------------  ----------------
Eugene P. Martineau          2002    $  297,639     $ 385,000(4)           100,000               $ 49,742(5)
   President, Chief          2001       274,395       483,675              100,000                183,784(6)
   Executive Officer         2000       185,416            --               90,000                 70,939(7)
   and Director

Michael W. Harlan            2002       211,671       265,000(8)            80,000                  9,483(9)
    Senior Vice              2001       204,227       347,725               60,000                135,971(10)
    President, Chief         2000       167,708            --               70,000                  4,469
    Financial Officer
    and Director

William T. Albanese          2002       236,250        84,000               25,000                  8,600
    President of Bay Area    2001       218,750       114,710               25,000                  8,500
    Region and Director      2000       200,000            --               25,000                  8,305

Thomas J. Albanese           2002       236,250        84,000               25,000                  8,600
    Executive Vice           2001       218,750       114,710               25,000                  8,500
    President of Sales of    2000       200,000            --               25,000                  8,305
    Bay Area Region

Michael D. Mitschele         2002       190,000        19,500               20,000                  5,500
    President of Atlantic    2001       164,977        85,950               15,000                  6,782
    Region and Director      2000       100,000            --                   --                  4,387

----------

(1) Excludes the value of perquisites and other personal benefits for each of the named executive officers because the aggregate amounts did not exceed 10% of the total annual salary and bonus reported for any named executive officer.
(2) The amount shown in 2001 for each named executive officer includes (a) cash and the fair market value of shares of our common stock that we granted effective April 10, 2001 in recognition of the overall contribution he made to our various capital raising initiatives and (b) cash that we paid in 2002 and the fair market value of shares of our common stock that we granted in 2002 under our bonus plan for services he performed in 2001. The following table summarizes these amounts:

                                   April 10, 2001                   2001 Bonus Awards
                              Incentive Compensation             Made on February 28, 2002
                          ---------------------------------------------------------------------
                                         Grant Date Fair                    Grant Date Fair
                                         Market Value of                    Market Value of
                                            Shares of                          Shares of
Executive Officer           Cash          Common Stock        Cash           Common Stock          Total
-----------------           ----          ------------        ----           ------------          -----
Eugene P. Martineau       $93,470           $140,205        $125,000           $125,000           $483,675
Michael W. Harlan          79,090            118,635          75,000             75,000            347,725
William T. Albanese        25,884             38,826          50,000               --              114,710
Thomas J. Albanese         25,884             38,826          50,000               --              114,710
Michael D. Mitschele       14,380             21,570          50,000               --               85,950

     The amounts shown in the cash column under April 10, 2001 Incentive Compensation represent estimated taxes payable by each executive officer on the cash and shares of common stock that we granted effective as of that date. The amounts shown in the cash column under 2001 Bonus Awards Made on February 28, 2002 for Messrs. Martineau and Harlan represent estimated taxes payable by each of them on the shares of our common stock that we granted effective as of that date and the forgiveness of the loans referred to in footnotes (6) and (10) below.
(3) Unless otherwise provided in a separate footnote, the amounts in this column represent matching contributions to the 401(k) plan account of such named executive officers.
(4) The amount shown represents $135,000 in cash and 55,432 shares of restricted stock, valued at $4.51 per share (the fair market value of a share of our common stock as of the date of grant).
(5) The amount shown represents $8,600 in matching contributions to Mr. Martineau's 401(k) plan account, $1,246 in imputed interest on a loan U.S. Concrete extended to Mr. Martineau and $39,896 in deferred compensation.
(6) The amount shown includes the forgiveness of a $175,000 loan U.S. Concrete extended to Mr. Martineau, $8,500 in matching contributions to Mr. Martineau's 401(k) plan account and $284 paid for unused vacation in 2000.
(7) The amount shown represents $7,083 in matching contributions to Mr. Martineau's 401(k) plan account and a $63,856 relocation expense reimbursement.
(8) The amount shown represents $75,000 in cash and 42,129 shares of restricted stock, valued at $4.51 per share (the fair market value of a share of our common stock as of the date of grant).
(9) The amount shown represents $8,600 in matching contributions to Mr. Harlan's 401(k) plan account and $883 in imputed interest on a loan U.S. Concrete extended to Mr. Harlan.
(10) The amount shown includes the forgiveness of a $125,000 loan U.S. Concrete extended to Mr. Harlan, $8,500 in matching contributions to Mr. Harlan's 401(k) plan account and $2,471 paid for unused vacation in 2000.


Option Grants in Last Fiscal Year

     The following table sets forth information regarding stock options we granted during 2002 to each of the named executive officers:


                                                Individual Grants                        Potential Realizable Value
                          -----------------------------------------------------------      at Assumed Annual Rates
                                               Percentage of                            of Stock Price Appreciation
                            Number of Shares   Total Options     Exercise                    for Option Term(4)
                          Underlying Options    Granted in     Price (Per  Expiration   ----------------------------
          Name                Granted (1)        2002 (2)      Share)(3)      Date         5%                 10%
          ----            ------------------  --------------  ------------ ----------   ---------          ---------
Eugene P. Martineau              100,000           8.79%           $6.27    2/28/12      $394,317           $999,277
Michael W. Harlan                 80,000           7.03             6.27    2/28/12       315,454            799,421
William T. Albanese               25,000           2.20             6.27    2/28/12        98,579            249,819
Thomas J. Albanese                25,000           2.20             6.27    2/28/12        98,579            249,819
Michael D. Mitschele              20,000           1.76             6.27    2/28/12        78,863            199,855

----------
(1) The options become exercisable in annual increments of 25% beginning on the first anniversary of the grant date and expire 10 years from the grant date or earlier on termination of employment.
(2) Based on an aggregate of 1,137,985 shares subject to options granted in 2002 to our employees, directors and consultants, including the named executive officers.
(3) We granted options at an exercise price at least equal to the fair market value of our common stock on the grant date.
(4) The potential realizable value assumes an annual rate of appreciation of 5% and 10% for 10 years. Actual gains, if any, will depend on the future performance of our common stock.

Stock Option Exercises and 2002 Year-End Option Values

     The following table details the number and value of securities underlying unexercised options held by the named executive officers at December 31, 2002. No options were exercised by the named executive officers during 2002.

                              Number of Shares Underlying     Value of Unexercised In-the-
                                Unexercised Options at              Money Options at
                                   December 31, 2002              December 31, 2002(1)
                             ------------------------------   -----------------------------
 Name                         Exercisable    Unexercisable     Exercisable    Unexercisable
 ----                        -------------  ---------------   -------------  --------------
 Eugene P. Martineau             238,750        276,250             --             --
 Michael W. Harlan               181,250        203,750             --             --
 William T. Albanese              18,750         56,250             --             --
 Thomas J. Albanese               18,750         56,250             --             --
 Michael D. Mitschele              3,750         31,250             --             --

----------
(1) Based on the closing price of $5.47 for our common stock on the Nasdaq Stock Market on December 31, 2002.

Employment Agreements

     We expect to enter into new employment agreements in April 2003 with several key employees and each of the named executive officers, including Messrs. Martineau, Harlan, Albanese, Albanese and Mitschele. Each of these agreements will:

     o    provide for an annual minimum base salary;
     o entitle the employee to participate, on the same basis generally as other executive officers, in general employee benefit plans and programs available to our employees; and
     o have an initial term of three years in the case of Messrs. Martineau and Harlan and an initial term of two years in the case of Messrs. Albanese, Albanese and Mitschele.

     Beginning in April 2005, in the case of the agreements with Messrs. Martineau and Harlan, and April 2004, in the case of the agreements with Messrs. Albanese, Albanese and Mitschele, each of these agreements will be subject to an automatic daily extension, such that it will then provide for a continuous one-year term, subject to the right of either party to terminate the employee's employment at any time. If we terminate that employment without cause or the employee terminates that employment for good reason, we generally will be required to pay to the employee (1) his base salary at the time of termination for the longer of the balance of the initial term or 12 months, (2) a bonus equal to the average amount of the employee's bonus in the preceding three years multiplied by the percentage of full weeks the employee was employed by us during the year of termination, and (3) health insurance premiums for 18 months following termination. Additionally, all options, restricted stock awards and similar awards granted to the employee prior to the termination would immediately vest and become exercisable in full and remain outstanding in accordance with their terms.

     Under each of the new employment agreements, if there is a change in control of our company, all stock options, restricted stock awards and similar awards granted to the employee prior to the change in control would immediately vest and become exercisable and would remain outstanding in accordance with their terms. Additionally, if within one year after the change in control the employee terminates his employment for good reason or is terminated without cause, the employee will receive the same severance as described in the preceding paragraph, except the severance will be three times the base salary in the case of Messrs. Martineau and Harlan and two times the base salary in the case of Messrs. Albanese, Albanese and Mitschele. If after the first anniversary of the change in control the employee terminates his employment for good reason or is terminated without cause, the employee will receive the same severance as described in the preceding paragraph.

            In addition to their severance payments, on the occurrence of a change in control, these employees would be entitled to receive, at each employee's election, either (1) options to purchase stock of the acquiring company for the same number of shares as they would have received had they exercised their U.S. Concrete options immediately prior to the transaction resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction; the aggregate exercise price for the shares covered by such options would be equal to the aggregate exercise price for the U.S. Concrete options; or (2) a lump-sum after-tax payment not less than the amount of gain they would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

     Each of these agreements also provides for benefits if the employee dies or becomes disabled. If the employment of the employee terminates for any reason other than for cause by us or without good reason by the employee, that termination will not affect the term or exercisability of any incentive plan stock options the employee holds.

Compensation Committee Interlocks and Insider Participation

     In 2002, Messrs. Foster, Colson and Porter served as members of the compensation committee. Mr. Foster is a Senior Managing Director of Main Street Mezzanine Fund, LLC. We paid Main Street $396,578 in 2002 for reimbursement of expenses primarily related to our acquisition program and other business development activities. Mr. Colson is an investor in Main Street. Porter & Hedges, L.L.P., a Houston, Texas law firm of which Mr. Porter is Chairman, performed legal services for us in 2002.


                              CERTAIN TRANSACTIONS

     On completion of our IPO in 1999, we entered into new facilities leases, or extended existing leases, with former stockholders or affiliates of former stockholders of Central and Eastern Concrete Materials, Inc. (formerly known as Baer Concrete, Incorporated). Those leases generally provide for initial lease terms of 15 to 20 years, with one or more extension options we may exercise. The following summarizes the current annual rentals we must pay during the initial lease terms:

                                           Number of        Aggregate
                                          Facilities      Annual Rentals
                                          ----------      --------------
      Central...........................      2              $316,950
      Eastern...........................      2               294,195

We believe the rentals we must pay under each of these leases are at fair market rates. William T. Albanese, a former owner of Central and the President of our Bay Area Region, and Michael D. Mitschele, the former owner of Eastern and the President of our Atlantic Region, are members of our Board of Directors, although each of them has elected to resign from the Board effective immediately prior to the annual meeting.

     Central purchased building materials for $277,750 during 2002 from a company owned by two trusts of which William T. Albanese and Thomas J. Albanese are co-trustees. We believe the amount we paid was fair and substantially equivalent to amounts we would have paid to an unaffiliated third party. Both trusts sold their interests in this company in early 2002.

     Central sold $14.1 million of ready-mixed concrete to a company owned by a cousin of Messrs. Albanese and Albanese in 2002. We believe the amount we received was fair and substantially equivalent to what we would have received from an unaffiliated third party.

     On completion of our acquisition of Beall Industries, Inc. and affiliated companies in February 2000, we entered into eight new facilities leases with their former stockholders or affiliates of those stockholders, of which we currently lease seven. The leases generally provide for initial lease terms of five years, with three five-year renewal options we may exercise. We must pay an aggregate of $214,800 in current annual rent during the initial terms of these leases. We believe these rentals represent fair market rates. Robert S. Beall, a former owner of these companies, beneficially owned more than 5% of the outstanding shares of our common stock during a portion of 2002.

     Beall Concrete Enterprises, Ltd., one of our subsidiaries, purchases aggregates from time to time from a company that Mr. Beall has controlled since June 2001. These purchases totaled $180,269 in 2002. We believe the amount we paid was fair and substantially equivalent to amounts we would have paid to an unaffiliated third party.

     Mr. Beall purchased ready-mixed concrete from Beall Concrete Enterprises during 2002 in the amount of $88,097, in connection with the development of a real estate project. We sold this concrete to Mr. Beall at fair market value.

         We paid Main Street $396,578 in 2002 for reimbursement of expenses primarily related to our acquisition program and other business development activities. Vincent D. Foster is a Senior Managing Director of Main Street, and John R. Colson is an investor in Main Street. We believe the amount we paid was fair and substantially equivalent to amounts we would have paid to an unaffiliated third party.

     In February 2002, we paid a bonus to Mr. Foster, the Chairman of the Board, in the amount of 15,949 shares of our common stock, valued at $6.27 per share, and $50,000 in cash.

     During 2000, we extended loans of $175,000 to Mr. Martineau, our chief executive officer and one of our directors, and $125,000 to Mr. Harlan, our chief financial officer and one of our directors. We subsequently forgave these loans in 2002. The loans, which would have been payable in full on March 1, 2005, did not bear interest. During 2002, we extended loans of $70,595 to Mr. Martineau and $50,000 to Mr. Harlan. These loans do not bear interest.

     In March 2001, we modified our non-compete arrangements with Neil J. Vannucci, one of our directors for a portion of 2002. We originally established these arrangements in the acquisition agreement for Bay Cities Building Materials Co., Inc., of which he is a former stockholder. The modifications further limit Mr. Vannucci's right to compete against us in exchange for three annual cash payments of $138,000 each to Mr. Vannucci or a designate of Mr. Vannucci, of which we paid $92,000 in 2002.

     T. William Porter, a member of our board of directors, is the Chairman of Porter & Hedges, L.L.P., a Houston, Texas law firm. Porter & Hedges, L.L.P. performed legal services for us in 2002; however, the amount of fees paid to them was not material.

     We employ Karl Walker, the son of Robert S. Walker. We paid Karl Walker an aggregate of $65,402 in salary, bonus compensation and 401(k) plan matching contributions in 2002. In 2002, we granted options to Mr. Walker for 2,500 shares of our common stock. We granted these options on the same terms and conditions as the options we granted to other employees in 2002.

     Our subsidiary, Central, employs Lauren Cerrito, the daughter of William T. Albanese, Daniel Albanese, the son of William T. Albanese, and Joseph Cerrito, the son-in-law of William T. Albanese. Central paid Ms. Cerrito an aggregate of $114,638 in salary, bonus compensation and 401(k) plan matching contributions in 2002. Central paid Daniel Albanese an aggregate of $80,729 in salary, bonus compensation and 401(k) plan matching contributions in 2002. Central paid Mr. Cerrito an aggregate of $78,412 in salary, bonus compensation and 401(k) plan matching contributions in 2002. In 2002, we granted options to Ms. Cerrito, Daniel Albanese and Mr. Cerrito for 7,000 shares, 500 shares and 1,000 shares of our common stock, respectively. We granted these options on the same terms and conditions as the options we granted to other employees in 2002.

     Our subsidiary, Superior Concrete Materials, Inc., employs Todd Martineau, the son of Eugene P. Martineau. Superior paid Todd Martineau an aggregate of $74,463 in salary, bonus compensation and 401(k) plan matching contributions in 2002. In 2002, we granted options to Todd Martineau for 1,500 shares of our common stock. We granted these options on the same terms and conditions as the options we granted to other employees in 2002.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose in this proxy statement any failure to file by these dates. All required 2002 filings were made on a timely basis, except that Richard A. Williams and Thomas J. Albanese each failed to timely make one filing. In making these disclosures, we relied solely on written statements of directors, executive officers and stockholders and copies of the reports that they have filed with the SEC.


                          REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of U.S. Concrete, Inc.:

     We have reviewed and discussed with management U.S. Concrete's audited financial statements as of and for the year ended December 31, 2002.

     In addition, we have discussed with PricewaterhouseCoopers LLP, U.S. Concrete's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board's Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with that firm its independence from U.S. Concrete. We also considered whether PricewaterhouseCoopers LLP's provision of services that are not related to the audit of U.S. Concrete's financial statements is compatible with maintaining that firm's independence from U.S. Concrete.

     Based on the reviews and discussions referred to above, we recommended to the Board of Directors of U.S. Concrete that the audited financial statements referred to above be included in U.S. Concrete's annual report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                                     The Audit Committee

                                                     John R. Colson, Chairman
                                                     Murray S. Simpson
                                                     Vincent D. Foster

                      REPORT OF THE COMPENSATION COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

     The compensation committee (the "Committee") administers U.S. Concrete's executive compensation program. The Committee is responsible for establishing appropriate compensation goals for executive officers and evaluating the performance of executive officers in meeting those goals. No member of the Committee is a current or former employee or officer of U.S. Concrete.

     The Committee seeks to reward senior management for building long-term stockholder value. In addition, the Committee designs executive compensation programs to provide the ability to attract, motivate and retain the management personnel necessary to U.S. Concrete's success by providing an executive compensation program comparable to that offered by competitive companies to their management personnel. Finally, the Committee believes we must compensate our executive officers fairly for their contributions to our short-term and long-term performance. The Committee uses annual base salaries, annual bonuses and equity incentives to achieve these goals.

Base Salary

     Base salaries for executives are determined initially by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. The Committee reviews executive salaries annually based on a variety of factors, including individual performance, general levels of market salary increases and U.S. Concrete's overall results. The Committee grants salary increases within a pay-for-performance framework. Performance for base salary purposes is assessed using a qualitative, rather than a quantitative, performance assessment; no specific performance formula or weighting of factors is used in determining base salary levels. However, the Committee considers operating performance, execution of our business strategy, earnings levels and progress in implementing business development efforts in establishing base salary increases for executives. Mr. Martineau received a base salary of $297,639 during 2002, which was an increase from 2001. The Committee is aware that base salaries of our executive officers were below those paid by comparably sized, publicly traded companies, and increased Mr. Martineau's salary in recognition of that fact and based on his individual performance during the year.

Annual Bonus Plan

     The Committee has adopted an annual bonus plan to provide executive officers and other key employees with additional performance incentives in the form of an annual bonus for meeting certain financial, operational and personal goals set on an annual basis. The annual bonus plan provides that a portion of each key employee's annual bonus is determined based on achieving predetermined earnings targets. The remainder of each key employee's bonus is based on individual performance in achieving predetermined goals set by the employee and approved by a supervisor. Bonus levels vary in accordance with each key employee's level of responsibility. Mr. Martineau earned a bonus of $135,000 in cash and $250,000 in restricted stock during 2002, which U.S. Concrete paid in 2003. A portion of that bonus was discretionary, and was based on Mr. Martineau's overall performance and contributions to U.S. Concrete during 2002.

Incentive Compensation

     The Committee grants executives discretionary annual stock options under U.S. Concrete's 1999 Incentive Plan at an exercise price per share not less than the fair market value of a share of common stock on the grant date. Accordingly, stock options have value only if the price of the common stock appreciates after the grant date. We intend for this design to focus executives on the creation of stockholder value over the long term and increases their proprietary interest in U.S. Concrete.

     The Committee granted options to purchase a total of 250,000 shares of common stock to the named executive officers during 2002. All the options granted to executive officers vest at the rate of 25% per year, commencing on the first anniversary of the grant date, and expire 10 years from the grant date or three months following termination of employment.

     In 2002, Mr. Martineau was granted an option to purchase 100,000 shares of common stock, with an exercise price of $6.27 per share. In determining the number of shares subject to the option granted to Mr. Martineau, the Committee considered numerous subjective factors indicative of his dedication to the success of U.S. Concrete.

     As of March 25, 2003, Mr. Martineau owned 416,483 shares of common stock (55,432 of which are restricted shares) and held options to purchase a total of 515,000 shares. The Committee believes that this equity interest provides an appropriate link to the interests of our company's stockholders.

Other Compensation

     During 2000, U.S. Concrete extended loans of $175,000 to Mr. Martineau and $125,000 to Mr. Harlan. These loans were forgiven in 2002 in recognition of Messrs. Martineau's and Harlan's efforts during 2001.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over one million dollars paid to certain executive officers, except for qualified performance-based compensation. U.S. Concrete had no nondeductible compensation expense for the year ended December 31, 2002. The Committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with U.S. Concrete's compensation objectives.

     This report is furnished by the Compensation Committee of the Board of Directors.

                                                     John R. Colson, Chairman
                                                     Vincent D. Foster
                                                     T. William Porter

                                PERFORMANCE GRAPH

     The following graph compares, for the period from May 26, 1999, the date of our IPO, to December 31, 2002, the cumulative stockholder return on our common stock with the cumulative total return on the Standard & Poor's 500 Index and a peer group index we selected that includes six public companies within our industry. The comparison assumes that (1) $100 was invested on May 26, 1999 in our common stock, the S&P 500 Index and the peer group index and (2) all dividends were reinvested.

     The companies that comprise the peer group index are Lafarge Corporation, Texas Industries, Inc., Florida Rock Industries, Inc., Centex Construction Products, Inc., Martin Marietta Materials, Inc. and Vulcan Materials Company. This group is the same as the group we used in the proxy statement for our 2002 annual meeting of stockholders, except that we removed U.S. Aggregates, Inc. from the peer group this year because it was delisted from the New York Stock Exchange effective November 26, 2001 for failure to meet the NYSE's requirements for continued listing.

                      Comparison of Cumulative Total Return

                                     [GRAPH]

-------------------------------------------------------------------------------------------------------------------------
                      5/26/99     6/30/99     12/31/99    6/30/00   12/31/00    6/30/01   12/31/01    6/30/02   12/31/02
                      -------     -------     --------    -------   --------    -------   --------    -------   --------
-------------------------------------------------------------------------------------------------------------------------
U.S. Concrete          100.00      118.75        75.00     100.00      78.13      99.63      82.50      82.13      68.38
-------------------------------------------------------------------------------------------------------------------------
S&P 500                100.00      103.06       111.00     110.53     100.89      94.14      88.90      77.20      69.26
-------------------------------------------------------------------------------------------------------------------------
Peer Group             100.00      102.94        84.95      79.90      87.41     103.72     102.20      96.21      85.65
-------------------------------------------------------------------------------------------------------------------------

                                 PROPOSAL NO. 2
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     On May 16, 2002, our Board dismissed Arthur Andersen LLP as our independent auditors for the year ended December 31, 2002 and appointed
PricewaterhouseCoopers LLP as our independent auditors for year ended December 31, 2002. The appointment of PricewaterhouseCoopers LLP was made at the recommendation of the audit committee of our Board of Directors.

     Our Board has selected PricewaterhouseCoopers LLP to serve as our independent auditors for the year ending December 31, 2003. The Board has directed that this appointment be submitted to the stockholders for ratification at the Annual Meeting. We expect representatives of PricewaterhouseCoopers LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any stockholders.

     During the two years ended December 31, 2000 and 2001, and the subsequent interim period through May 16, 2002, there were no disagreements between Arthur Andersen LLP and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make a reference to the subject matter of the disagreements in connection with its reports on our consolidated financial statements for those years; and, during that period, we did not experience any "reportable events" of the kinds listed in Item 304(a)(1)(v) of Regulation S-K.

     The audit reports of Arthur Andersen LLP on our consolidated financial statements as of and for the years ended December 31, 2000 or 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the two years ended December 31, 2000 and 2001, and the subsequent interim period through May 16, 2002, U.S. Concrete did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in
Item 304(a)(2)(i) and (ii) of Regulation S-K.

     Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast on the proposal is necessary to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2003. The enclosed form of proxy provides a means for you to vote for the ratification of the selection of independent auditors, to vote against it or to abstain from voting with respect to it. If you execute and return a proxy, but do not specify how to vote the shares represented by your proxy, the persons named as proxies will vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors. In determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will not affect the vote.

     Your Board recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2003.

Audit Fees

     PricewaterhouseCoopers LLP's fees and related expenses for our 2002 audit were $362,100.

Financial Information Systems Design and Implementation Fees

     We did not incur any fees to PricewaterhouseCoopers LLP in 2002 with respect to financial information systems design and implementation services.

All Other Fees

     PricewaterhouseCoopers LLP's fees for all other professional services rendered to us during 2002 were $22,400.

                  EXPENSES RELATING TO THIS PROXY SOLICITATION

     We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and regular employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners. We estimate these expenses to be approximately $6,000.

                                OTHER INFORMATION

Date for Submission of Stockholder Proposals

     Under rules the SEC has established, any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2004 Annual Meeting of Stockholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 2925 Briarpark, Suite 500, Houston, Texas 77042, so that we receive that notice by no later than the close of business on December 6, 2003. If you submit a stockholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

     In addition, our bylaws establish an advance-notice procedure for stockholder proposals to be brought before an annual meeting. The procedure provides that stockholders must submit proposals to us in writing containing certain information specified in our bylaws no earlier than the 180th day and no later than the close of business on the 90th day prior to the first anniversary of our preceding year's annual meeting. These requirements are in addition to the SEC's requirements with which a stockholder must comply to have a stockholder proposal included in our proxy statement. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary.

     Under these bylaw provisions, we must receive stockholder proposals for our 2004 Annual Meeting of Stockholders no earlier than November 1, 2003 and no later than the close of business on January 30, 2004. Stockholders must deliver the proposals to Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark, Suite 500, Houston, Texas 77042.

Other Matters

     The Board of Directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

                                             By Order of the Board of Directors


                                             /s/ Donald C. Wayne
                                             ----------------------------------
                                             Donald C. Wayne
                                             Vice President, General Counsel
                                              and Corporate Secretary

Houston, Texas
April 4, 2003

                                                                 (Front of Card)

                               U.S. CONCRETE, INC.

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 29, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael W. Harlan and Donald C. Wayne, and each of them, with full power of substitution and resubstitution, to represent the undersigned and to vote all the shares of Common Stock in U.S. Concrete, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on April 29, 2003 and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 4, 2003 (the "Proxy Statement") and (2) in their discretion upon such other matters as may properly come before the meeting.

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THOSE SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.

                                                                  (Back of Card)

                         ANNUAL MEETING OF STOCKHOLDERS
                               U.S. CONCRETE, INC.

                                 APRIL 29, 2003

                PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD
                               AS SOON AS POSSIBLE

                Please detach and mail in the envelope provided.

-------------------------------------------------------------------------------

     A vote FOR the following proposals is recommended by the Board of
     Directors:

     PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: [X]

     PROPOSAL NO. 1. To elect the nominees listed below to the Board of Directors to serve until the 2006 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified:

               [  ] FOR ALL NOMINEES                [  ] Eugene P. Martineau
               [  ] WITHHOLD AUTHORITY FOR ALL      [  ] T. William Porter
                    NOMINEES
               [  ] FOR ALL NOMINEES EXCEPT (see instruction below)

     INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL NOMINEES EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: [X]

------------------------------------------------------------------------------.

     PROPOSAL NO. 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2003.


               [  ] FOR           [  ] AGAINST             [  ] ABSTAIN


                                   MARK HERE FOR
                                   ADDRESS
                              [  ] CHANGE AND
                                   NOTE AT LEFT

     In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

     The undersigned hereby revokes all previous proxies given by the undersigned with respect to the shares represented hereby in connection with the Company's 2003 Annual Meeting of Stockholders. This Proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2002, is hereby acknowledged.

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]

     To change the address on your account, please check the box at       [ ]
     right and indicate your new address in the address space above.
     Please note that changes to the registered name(s) on the account may not be submitted via this method.

     Please sign exactly as your name(s) appears on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer with full title as such. If the signer is a partnership please sign in partnership's name by authorized person.

Signature of Stockholder:                              Date:
                         ----------------------------       --------------------

Signature of Stockholder:                               Date:
                         ----------------------------        -------------------